Exhibit 99.01

Houghton Mifflin Company Announces Second Quarter 2005 Results

BOSTON—August 10, 2005—Houghton Mifflin Company announced today its results for the second quarter of 2005. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“We are capitalizing on a positive market climate, with our continued investment in new programs and services for the current and future adoption cycles. Funding for educational materials remains strong, and our 2004 product development has positioned the Company to take advantage of this year’s increased adoption opportunities,” said Tony Lucki, president and chief executive officer. “Customer response to our new elementary social studies program has been outstanding, and we are performing very well in this year’s adoption opportunities. This quarter, our K-12 Publishing segment increased net sales 5.5% compared to the same quarter last year, with higher sales of our School Division’s social studies program and of McDougal Littell’s secondary social studies and science programs.”

“We have successfully entered a new market with our elementary social studies program and have had good results in overall adoption opportunities, which we expect will result in a strong second half of 2005. We believe we will meet our expectations for the year,” Lucki added.

Results for Second Quarter 2005

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. We have historically incurred operating losses in the first and fourth quarters of the year.

Our net sales for the quarter ended June 30, 2005, increased $10.6 million, or 3.2%, to $344.7 million, from $334.1 million in the second quarter of 2004.

The K–12 Publishing segment’s net sales increased $13.7 million, or 5.5%, to $261.1 million in the second quarter of 2005, from $247.4 million in the same period in 2004. The increase was mainly due to the higher sales of social studies and secondary science programs. Our assessment divisions, Edusoft and Riverside, contributed to the segment’s increase in net sales, with Edusoft recognizing revenue from its 2004 sales efforts and Riverside recognizing revenue from increased sales of clinical products such as Batelle Developmental Inventory and Bateria-III.

The College Publishing segment’s net sales increased $1.5 million, or 4.4%, to $35.4 million in the second quarter of 2005 compared to $33.9 million in the same period in 2004. The increase in net sales was mainly due to early sales of copyright 2006 titles.

The Trade and Reference Publishing segment’s net sales decreased 15.5% to $28.4 million in the second quarter of 2005, from $33.6 million for the quarter ended June 30, 2004. The decrease in net sales was mainly due to lower revenue from sales of paperback book rights in 2005, compared to higher sales in 2004 of the Oprah Book Club backlist title The Heart Is a Lonely Hunter by Carson McCullers.

The Other segment’s net sales, consisting of our professional testing subsidiary Promissor, increased 2.6% to $19.8 million in the second quarter of 2005, from $19.3 million in the same period in 2004. Higher license-testing volume contributed to this increase.

Second quarter operating income increased 8.1% to $25.3 million, from $23.4 million reported in the same period of 2004. The increase was mainly due to profit related to the higher net sales. Also affecting operating income year-over-year were higher editorial and product related costs and costs associated with the sales force expansion.

The net loss was $5.4 million in the second quarter of 2005, compared to the net loss of $8.4 million reported in the same period of 2004. The lower net loss was due to higher operating income and a $4.2 million noncash charge from the mark-to-market adjustment on interest rate swaps in 2004. There were no interest rate swap agreements in the second quarter of 2005.

Cash flow used in operating activities increased $17.1 million in the second quarter of 2005 to $70.1 million, from $53.0 million in the second quarter of 2004. The increase was mainly due to increased inventory purchases and a decrease in accounts payable, partially offset by lower accounts receivable in 2005.

Capital expenditures increased to $43.6 million in the second quarter of 2005, from $30.8 million in the same period in 2004. The increase was mainly due to the timing of new product development expenditures in the K–12 Publishing segment. Capital expenditures include new product investments for science, math and reading programs, as well as investments in back-office systems. Capital expenditures are expected to be approximately $155 to $160 million in 2005.

EBITDA increased 5.8% to $82.2 million in the second quarter of 2005, compared to $77.7 million for the same period last year due to higher operating income in 2005.

Year to Date 2005

For the six months ended June 30, 2005, net sales increased 3.8% to $491.1 million, from $473.1 million for the same period last year.

The K–12 Publishing segment’s net sales increased 5.6% to $346.5 million, compared to $328.0 million for the first half of 2004. The increase in the K–12 Publishing segment was mainly due to higher net sales of social studies and secondary science programs and increased sales from Edusoft.

The College Publishing segment had net sales for the six-month period of $55.4 million, an increase of 6.1%, from the $52.2 million reported in the same period in 2004. The increase in the College Publishing segment’s net sales was mainly due to earlier orders of frontlist titles in 2005.

The Trade and Reference Publishing segment’s net sales for the six-month period was $55.4 million, a 6.9% decrease from the $59.5 million reported for the same period last year. The decrease in the Trade and Reference Publishing segment was mainly due to lower sales of reference titles and lower revenue from sales of paperback book rights.

The Other segment’s net sales for the six-month period were $33.8 million, which is relatively flat with the $33.4 million reported from the same period last year.

The operating loss for the first six months of 2005 increased 5.9% to $95.7 million, compared to $90.3 million for the first half of 2004. The increase in operating loss was a result of higher selling and product development costs and higher technology-related expenses, which more than offset the higher net sales.

The net loss for the first six months of 2005 was $103.5 million, compared to a loss of $98.9 million for the same period last year. The increase in the net loss was mainly due to the increased operating loss.

Cash flow used in operating activities increased $28.3 million in the first six months of 2005 to $175.4 million, from $147.1 million in the first six months of 2004. The increase in cash used was mainly due to higher inventory purchases, partially offset by increased collections of accounts receivable.

Capital expenditures increased to $73.3 million in the first six months of 2005, from $56.7 million in the same period in 2004. The increase was primarily due to heavy development spending in the K–12 Publishing segment and higher capital requirements for new back-office systems in 2005.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, a net cash deficit is incurred from all activities through the middle of the third quarter. This seasonality affected the operating free cash flow, defined as cash flow from operations less capital expenditures, resulting in a negative $248.7 million in the first six months of 2005, compared to a negative $203.9 million in the same period last year. The difference was primarily due to higher capital expenditures and inventory purchases.

EBITDA for the first six months of 2005 was $16.6 million, compared to the $17.1 million reported in the same period last year.

Conference Call Schedule

The Company’s senior management will review the second quarter results on a conference call scheduled for this morning, August 10, 2005, at 10:00 a.m. EDT. The call is open to all interested parties, and discussions may include forward-looking information. The teleconference dial-in numbers are:

United States:	866-322-2542
International:	706-634-7466
Conference ID:	8252048

About Houghton Mifflin

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and nonfiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s Web site can be found at www.hmco.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs; criterion-referenced testing; and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales; (iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and the Company’s share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly published titles and new electronic products; (x) the ability of Riverside, Edusoft and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a weak economy on sales of K–12, college and general interest publications; (xv) the risk that the Company’s well-known authors will depart and write for competitors; and (xvi) the effect of changes in accounting and regulatory and/or tax policies and practices.

Contact:

Joseph P. Fargnoli

Vice President, Treasurer

Houghton Mifflin Company

617-351-3351

joseph_fargnoli@hmco.com

HM Publishing Corp. and Houghton Mifflin Company

Unaudited Summary of Consolidated Financial Data

(See Notes to Summary Consolidated Financial Data)

	Three Months Ended,		Six Months Ended,
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(dollars in thousands)
Statement of Operations Data: (a)
Net sales by segment:
K-12 Publishing	$261,069	$247,360	$346,511	$328,034
College Publishing	35,446	33,882	55,411	52,173
Trade and Reference Publishing	28,427	33,568	55,374	59,527
Other	19,807	19,279	33,841	33,401

	344,749	334,089	491,137	473,135

Cost of sales excluding pre-publication and publishing rights amortization	136,497	136,666	220,889	218,101
Pre-publication and publishing rights amortization (b)	44,541	43,953	87,377	87,251

Cost of sales	181,038	180,619	308,266	305,352
Selling and administrative expenses	137,293	129,004	276,345	255,794
Intangible asset amortization	1,117	1,040	2,233	2,248

Operating income (loss)	25,301	23,426	(95,707)	(90,259)
Net interest expense	(33,553)	(37,016)	(66,058)	(65,845)
Other income (expense)	(10)	160	(20)	184

Loss before income taxes	(8,262)	(13,430)	(161,785)	(155,920)
Income tax benefit	(2,849)	(5,032)	(58,289)	(57,068)

Net loss	$(5,413)	$(8,398)	$(103,496)	$(98,852)

Other Operating Data:
Reconciliation of operating income (loss) to EBITDA:
Operating income (loss)	$25,301	$23,426	$(95,707)	$(90,259)
Other income (expense)	(10)	160	(20)	184
Depreciation and amortization	56,879	54,098	112,321	107,194

EBITDA (c)	$82,170	$77,684	$16,594	$17,119

Reconciliation of cash flow from operations to operating free cash flow:
Cash flow used in operations	$(70,073)	$(53,021)	$(175,363)	$(147,138)
Capital expenditures-excluding pre-publication costs	(14,840)	(8,127)	(24,443)	(15,894)
Capital expenditures-pre-publication costs (b)	(28,784)	(22,672)	(48,873)	(40,851)

Operating free cash flow (c)	$(113,697)	$(83,820)	$(248,679)	$(203,883)

Consolidated Balance Sheet Information (a):

As of June 30, 2005
(dollars in thousands)
Unrestricted cash and cash equivalents	$26,315
Short-term borrowings	$69,500
Long-term debt including current portion	$1,321,017

Notes to Summary Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. for the quarter ended June 30, 2005, includes the results of Houghton Mifflin Company and incremental interest expense of $5.3 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $1.8 million. The Consolidated Statement of Operations Data for HM Publishing Corp. for the six months ended June 30, 2005, include the results of Houghton Mifflin Company and incremental interest expense of $10.3 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $3.4 million.

b.	Pre-publication expenditures include art, prepress and other costs incurred in the creation of a master copy of a book or other media. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis. The costs to write manuscripts are expensed as incurred.

c.	EBITDA and operating free cash flow are included as both a measure of the Company’s ability to generate cash as well as its ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP), and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.